Exhibit 99.1

Hydrofarm Holdings Group Announces Third Quarter 2021 Results
Company Reiterates Updated Full Year 2021 Outlook

FAIRLESS HILLS, Pa., —Nov. 11, 2021 (GLOBE NEWSWIRE) --Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its third quarter ended September 30, 2021.
Third Quarter 2021 Highlights vs. Prior Year Period:
•Net sales increased 28.1% to $123.8 million compared to $96.7 million.
•Gross profit increased 64.9% to $30.0 million, or 24.2% of net sales, compared to $18.2 million, or 18.8% of net sales.
•Net income attributable to common stockholders was $17.3 million or $0.37 per diluted share, compared to $2.0 million or $0.08(1) per diluted share. Pro forma adjusted net income(2) was $7.7 million or $0.17 per pro forma diluted share, compared to $4.3 million or $0.13 per pro forma diluted share.
•Adjusted EBITDA(2) increased 116.7% to $16.1 million compared to $7.4 million.
•Completed two acquisitions during the quarter: Aurora Innovations and Greenstar Plant Products.
Recent Developments:
•Closed on new $125 million Senior Secured Term Loan Facility.
•Completed one acquisition: Innovative Growers Equipment and related entities (“IGE”).
Reaffirm Full Year 2021 Outlook vs. Prior Year:
•Net sales growth of 37% to 43%, or approximately $470.0 million to $490.0 million.
•Adjusted EBITDA(2) of $47.0 million to $53.0 million, or approximately 10% to 11% of net sales.
•Pro Forma(3) net sales of $580.0 million to $600.0 million; Pro Forma Adjusted EBITDA (3) of $85.0 million to $95.0 million.
(1)Net income attributable to common stockholders after adjustment for assumed conversions of $0.2 million.
(2)Adjusted EBITDA and Pro Forma Adjusted Net Income (Loss) are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release. Note that Pro Forma Adjusted Net Income is pro forma as if our Initial Public Offering (IPO) had occurred at the beginning of each period presented. Please see the “Non-GAAP Financial Measures” for definitions used herein.
(3)Pro Forma net sales and Pro Forma Adjusted EBITDA assumes that all five acquisitions had occurred on January 1, 2021.
Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “During the third quarter, we grew our top line by over 28% and improved gross profit by over 540 basis points year-over-year. We also benefited from a reconfiguring of our product portfolio driven by this year’s M&A activity, as over 76% of our sales now come from our proprietary and preferred brands compared to approximately 65% last year, contributing to a 117% improvement in Adjusted EBITDA.”
Mr. Toler added, “Looking ahead, as we have previously noted we continue to expect the agriculture oversupply that has put downward pressure on cannabis growing activity, predominantly in California and Canada, to impact results for the balance of the year. This is reflected in our recently updated 2021 guidance, which, despite the near-term challenges, projects full-year organic growth of 18% to 23%, above our long-term 15% historical baseline growth, in addition to M&A growth of 19% to 20%. We would also note that the midpoint of our outlook implies 2-year growth of over 75% or an approximately 32% 2-year compound annual organic growth rate.”
Mr. Toler concluded, “All in all, we believe our long-term growth algorithm remains intact and that we are uniquely positioned to capitalize on the unprecedented longer-term expansion of Controlled Environment Agriculture.”

Recent Developments
Senior Secured Term Loan
On October 25, 2021, the Company also entered into a new $125.0 million senior secured term loan facility (the “Term Loan”). The Term Loan bears interest at a rate of either LIBOR (with a 1.00% floor) plus 5.50%, or an alternate base rate (with a 2.00% floor) plus 4.50%, and matures on October 25, 2028. The Company used a portion of the net proceeds from the Term Loan to fund the cash portion of the IGE purchase price and to repay the outstanding balance under the Company’s existing revolving credit facility.
Acquisition of Innovative Growers Equipment
On November 1, 2021, the Company completed the acquisition of Innovative Growers Equipment, Inc. and related entities (“IGE”), an Illinois-based manufacturer of horticulture benches, racking and LED lighting systems. IGE also has a commercial equipment product range that will complement Hydrofarm’s existing lineup of high performance, proprietary branded products. The addition of the IGE commercial equipment product range complements Hydrofarm’s existing lineup of high performance, proprietary branded products.

Third Quarter 2021 Financial Results
Net sales in the third quarter of 2021 increased $27.2 million or 28.1% to $123.8 million compared to the third quarter of 2020, driven by an approximate 24.4% increase in volume of products sold (including sales from acquisitions closed within the quarter and preferred brands added in the year-to-date period), an approximate 2.8% increase in price/mix of products sold, and an approximate 0.8% growth from favorable foreign exchange rates. The growth in volume of products sold was related entirely to recently acquired brands which offset a decline in organic sales.
Gross profit increased $11.8 million or 64.9% to $30.0 million compared to the third quarter of 2020, driven by the increase in net sales and an approximate 540 basis point improvement in gross margin to 24.2% compared to 18.8% in the third quarter of 2020. The year-over-year improvement in gross margin resulted primarily from a more favorable sales mix of proprietary and preferred brand products which typically carry a higher gross margin than our distributed branded products.
Selling, general and administrative (“SG&A”) expense was $32.1 million in the third quarter of 2021 compared to $12.5 million in the third quarter of 2020. The increase in SG&A expense was primarily related to acquisition and integration costs related to acquisitions completed in the quarter and subsequent to the quarter, but also included higher compensation costs, share-based compensation, and insurance costs as a result of the Company’s recent growth and public company status in 2021 (versus private company status for most of 2020). SG&A expense, excluding acquisition and integration-related costs, share-based compensation, depreciation/amortization, investor warrant expenses and distribution center exit costs, was $16.9 million or 13.6% of net sales.
Net income attributable to common stockholders was $17.3 million or $0.37 per diluted share in the third quarter of 2021, compared to $2.0 million or $0.08(1) per diluted share in the third quarter of 2020. The increase in net income to $17.3 million in the third quarter of 2021 from $2.0 million in the prior year period primarily reflects the discrete income tax benefit as a result of acquisitions and the subsequent reduction in the valuation allowance recorded against our net deferred tax assets. Pro Forma Adjusted Net Income(2) was $7.7 million or $0.17 per pro forma diluted share in the third quarter of 2021, compared to $4.3 million or $0.13 per pro forma diluted share in the third quarter of 2020.
Adjusted EBITDA(2) was $16.1 million, or 13.0% of net sales, for the third quarter of 2021 representing a more than two-fold dollar increase from $7.4 million, or 7.7% of net sales, in the third quarter of 2020. The improvement in Adjusted EBITDA was driven by an increase in net sales and the improvement in gross profit margin.

Key Third Quarter 2021 Events
Acquisition of Aurora Innovations
On July 1, 2021, the Company completed the acquisition of Aurora Innovations (together with several related entities, “Aurora”), a Eugene, Oregon-based manufacturer and supplier of organic hydroponic products. Through the Aurora acquisition, Hydrofarm added several key branded and self-manufactured products to its line-up, including Roots Organics and Procision grow media, Soul nutrients, Procision perlite and Aurora Peat Products soil mixes. The acquisition also added to the Company’s domestic manufacturing footprint with newly acquired manufacturing facilities located in the Northeastern and the Northwestern US along with a peat moss harvesting operation in Canada.

Investor Warrant Redemption
On July 19, 2021, the Company completed its previously announced redemption of its outstanding warrants to purchase shares of the Company’s common stock that were issued in connection with a private placement of units. Prior to the redemption date, 3,367,647 investor warrants were exercised, generating approximately $56.8 million of gross proceeds to Hydrofarm and simplifying the Company’s capital structure.
Acquisition of Greenstar Plant Products
On August 3, 2021, the Company completed the acquisition of a Canadian nutrient company, Greenstar Plant Products, Inc. With this acquisition, Grotek and Gaia Green plant nutrients will join Hydrofarm’s lineup of high performance, proprietary branded and self-manufactured products. Prior to the acquisition, Hydrofarm had a distribution relationship with Greenstar via a preferred brand agreement to sell the Grotek brand and a distribution agreement to sell the Gaia Green brands, with Hydrofarm’s distribution representing approximately 50% of Greenstar’s annual sales. This transaction is another example of Hydrofarm’s ability to strategically onboard like-minded brand owners initially via a distribution relationship. The acquisition also adds a nutrient manufacturing facility in Western Canada to the Company’s facility footprint.

Balance Sheet and Liquidity
As of September 30, 2021, the Company had cash of approximately $14.5 million and an aggregate principal amount of debt outstanding of $27.7 million, as well as approximately $52 million of additional available borrowing capacity under its revolving credit facility. Subsequent to the end of the third quarter, the Company entered into the $125.0 million senior secured term loan facility and used a portion of the net proceeds from the Term Loan to fund the cash portion of the IGE purchase price and to repay the outstanding balance on our existing revolving credit facility and will use the remaining net proceeds for general corporate purposes, which may include, among other things, funding future M&A opportunities.

Full Year 2021 Outlook
The Company is reaffirming its updated outlook for the full fiscal year 2021, as outlined in its October 26, 2021 release:
•Net sales growth between 37% and 43% or approximately $470.0 million to $490.0 million.
•Adjusted EBITDA(4) of $47.0 million to $53.0 million, representing margin expansion to approximately 10.0% to 11.0% for the full fiscal year.
(4)Adjusted EBITDA is a non-GAAP measure. See the ”Reconciliation of Non-GAAP Measures” accompanying this release.

The Company’s 2021 outlook includes the following assumptions:
•Partial period contributions from the following acquisitions:
◦Heavy 16 – net sales and EBITDA contribution for May through December 2021
◦House & Garden – net sales and EBITDA contribution for June through December 2021
◦Aurora Innovations – net sales and EBITDA contribution for July through December 2021
◦Greenstar – net sales and EBITDA contributions for August through December 2021
◦IGE – net sales and EBITDA contributions for November through December 2021
•Full-year organic growth of approximately 18% to 23% and M&A growth of approximately 19% to 20%; organic growth is heavily weighted toward the first half of fiscal 2021 and M&A growth is heavily weighted toward the second half of fiscal 2021.
•Capital expenditures of approximately $8.0 to $10.0 million (unchanged from prior guidance) to support expansion to recently acquired manufacturing operations in addition to distribution center expansions outlined in our previous May outlook; and
•An estimated tax provision between $2.5 million and $3.5 million for the full year, excluding the large discrete tax benefit recognized in Q3.
Hydrofarm has completed five acquisitions, with only a partial year contribution from each acquisition embedded within the outlook above. The Company estimates that on a pro forma full year basis as if all five acquisitions had occurred on January 1, 2021, Hydrofarm would expect to generate between approximately $580 million and $600 million of net sales and $85 and $95 million of Adjusted EBITDA(3).
With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2021 today at 4:30 p.m. Eastern Standard Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-389-0879. A replay will be available after the call until Thursday, November 18, 2021 and can be accessed by dialing 412-317-6671. The passcode is

13723833. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm

Hydrofarm is a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; the market for the Company’s products may be impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Media Contact
Hydrofarm Marketing
Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net sales	$123,822	$96,658	$369,011	$254,763
Cost of goods sold	93,833	78,473	286,209	207,139
Gross profit	29,989	18,185	82,802	47,624
Operating expenses:
Selling, general and administrative	32,149	12,524	76,233	37,084
Impairment, restructuring and other	246	184	262	276
(Loss) income from operations	(2,406)	5,477	6,307	10,264
Interest expense	(132)	(2,549)	(276)	(7,858)
Loss on debt extinguishment	—	—	(680)	—
Other (expense) income, net	(41)	(223)	86	103
(Loss) income before tax	(2,579)	2,705	5,437	2,509
Income tax benefit (expense)	19,844	(54)	19,025	(384)
Net income	17,265	2,651	24,462	2,125
Cumulative dividends allocated to Series A Convertible Preferred Stock	—	(682)	—	(1,990)
Net income attributable to common stockholders	$17,265	$1,969	$24,462	$135

Net income per share attributable to common stockholders:
Basic	$0.39	$0.09	$0.64	$0.01
Diluted	$0.37	$0.08	$0.58	$0.01
Weighted-average shares of common stock outstanding:
Basic	43,760,975	20,688,439	38,497,925	20,688,439
Diluted	46,288,075	21,111,975	42,494,624	20,892,507

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$12,679	$75,178
Restricted cash	1,777	1,777
Accounts receivable, net	35,338	21,626
Inventories	163,354	88,618
Notes receivable	311	3,151
Prepaid expenses and other current assets	9,000	9,567
Total current assets	222,459	199,917
Property and equipment, net	26,652	3,988
Operating lease right-of-use assets	30,007	18,289
Goodwill	297,525	—
Intangible assets, net	199,014	52,421
Other assets	7,379	1,180
Total assets	$783,036	$275,795
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$31,211	$22,638
Accrued expenses and other current liabilities	54,048	21,615
Current portion of lease liabilities	6,097	3,701
Current portion of long-term debt	27,213	746
Total current liabilities	118,569	48,700
Long-term lease liabilities	24,962	15,320
Long-term debt	467	290
Deferred tax liabilities	3,185	—
Other long-term liabilities	811	567
Total liabilities	147,994	64,877
Convertible preferred stock ($0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2021 and December 31, 2020)	—	—
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 44,099,239 and 33,499,953 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	4	3
Additional paid-in capital	765,946	364,248
Accumulated other comprehensive (loss) income	(1,438)	599
Accumulated deficit	(129,470)	(153,932)
Total stockholders’ equity	635,042	210,918
Total liabilities, convertible preferred stock and stockholders’ equity	$783,036	$275,795

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net Income	$17,265	$2,651	$24,462	$2,125
Interest expense (1)	132	2,549	276	7,858
Income tax (benefit) expense	(19,844)	54	(19,025)	384
Distribution center exit costs and other	327	—	327	—
Depreciation and amortization	4,860	1,508	8,638	5,170
Impairment, restructuring and other (2)	246	184	262	276
Acquisition and integration expenses (3)	10,588	—	20,813	—
Other expense (income), net	41	223	(86)	(103)
Stock-based compensation (4)	1,347	245	3,863	410
Loss on debt extinguishment (5)	—	—	680	—
Investor warrant solicitation fees (6)	1,105	—	1,949	—
Adjusted EBITDA	$16,067	$7,414	$42,159	$16,120
Adjusted EBITDA as a percent of net sales	13.0%	7.7%	11.4%	6.3%

Pro Forma Adjusted Net Income	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net Income	$17,265	$2,651	$24,462	$2,125
Interest expense (1)	132	2,549	276	7,858
Impairment, restructuring and other (2)	246	184	262	276
Acquisition and integration expenses (3)	10,588	—	20,813	—
Stock-based compensation (4)	1,347	245	3,863	410
Loss on debt extinguishment (5)	—	—	680	—
Investor warrant solicitation fees (6)	1,105	—	1,949	—
Incremental public costs (7)	—	(1,088)	—	(3,263)
Income tax expense on adjustments (8)	(1,744)	(246)	(3,620)	(687)
Income tax benefit (10)	(21,252)	—	(21,252)	—
Pro forma adjusted net income	$7,687	$4,295	$27,433	$6,719

Net income per share - pro forma:
Basic	$0.18	$0.13	$0.71	$0.20
Diluted	$0.17	$0.13	$0.65	$0.20
Weighted-average shares outstanding - pro forma:
Basic (9)	43,760,975	33,499,953	38,497,925	33,499,953
Diluted	46,288,075	33,923,489	42,494,624	33,704,021

Notes to reconciliation of GAAP net income (loss) to non-GAAP pro forma net income:
1. Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.
2. Reflects the elimination of the impairment, restructuring and other for the periods presented.
3. Reflects the elimination of acquisition and integration investment banking, consulting, transaction services and legal fees incurred for the completed Heavy 16, House & Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions , including the contingent consideration of Heavy 16 ($0.1 million) and the inventory step up amounts of Heavy 16 and House and Garden ($2.0 million) for the nine months ended September 30, 2021.
4. Reflects the elimination of the stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
5. Reflects the elimination of one-time charges for loss on debt extinguishment for 2021.
6. Reflects the elimination of one-time investor warrant solicitation fees.
7. Reflects an estimate of recurring incremental legal, accounting/SOX, D&O insurance, public company director fees and expenses and other compliance costs we expect to incur as a public company.
8. Reflects the tax expense related with adjustments in 1 through 7 above at the normalized tax rate of 13%, which reflects our estimated long-term effective tax rate.
9. Reflects (i) 9,966,667 additional shares of common stock issued in the IPO, (ii) all RSUs converted to common stock as of December 31, 2020, and (iii) the conversion of all of our outstanding Series A Convertible Preferred Stock into common stock, as if all of these transactions occurred at the beginning of fiscal year 2020.
10. Discrete tax benefit resulting from the release of a portion of the valuation allowance against deferred tax assets attributable to the deferred tax liability arising from the acquisition of House & Garden.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed unaudited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, “Adjusted EBITDA as a percent of net sales”, “Pro Forma Adjusted Net Income” and “Pro Forma Adjusted Net Income per Diluted Share” which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation, employer payroll taxes on share-based compensation and other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Pro Forma Adjusted Net Income as net income (loss) excluding (i) pro forma adjustments to interest expense for all periods presented as if our IPO and the resulting paydown of all outstanding debt had occurred at the beginning of each period presented, (ii) share-based compensation and employer payroll taxes on share-based compensation which have disproportionately impacted select periods presented as certain awards had catch-up vesting conditions triggered by the IPO, (iii) certain other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment), which we do not consider in our evaluation of ongoing operating performance but including (iv) incremental costs of being a public company estimated for the periods presented during which the Company was not yet public and (v) the pro forma income tax expense resulting from the above adjustments to net income.

We define Pro Forma Adjusted Net Income per Diluted Share as pro forma adjusted net income as defined above divided by the weighted average shares that would have been outstanding if our IPO had occurred at the beginning of each period presented.
We define Pro Forma Net Sales and Pro Forma Adjusted EBITDA as Net Sales and Adjusted EBITDA as if all five acquisitions had occurred at the beginning of the period presented.